Form 15
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SEC 2069-
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                                                            OMB APPROVAL
                            UNITED STATES              -------------------------
                  SECURITIES AND EXCHANGE COMMISSION   OMB Number: 3235-0167
                        WASHINGTON, D.C. 20549         -------------------------
                               FORM  15                Expires: October 31, 2004
                                                       -------------------------
                                                       Estimated average burden
                                                       Hours per response 1.50
                                                       -------------------------

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
                                                                      -----
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
         --     ------

                                        Commission  File  Number  0-32435
                                                                  -------

                              Texas Scientific Inc.
         --------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Suite 155-11960 Hammersmith Way, Richmond, B.C. V7A 5C9
         --------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                     Common
         --------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      n/a
         --------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
                                    -----    -----

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:
               Rule  12g-4(a)(1)(i) [X]                Rule  12h-3(b)(1)(i)
               Rule  12g-4(a)(1)(ii)                   Rule  12h-3(b)(1)(ii)
               Rule  12g-4(a)(2)(i)                    Rule  12h-3(b)(2)(i)
               Rule  12g-4(a)(2)(ii)                   Rule  12h-3(b)(2)(ii)
                                                       Rule  15d-6 ---------

Approximate number of holders of record as of the certification or notice date:
     one
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Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June  28,  2002           BY:          "Larry  D.  Bishop"
       ---------------              ----------------------------------------
                                          LARRY D. BISHOP, President

Instruction: This form is required by Rules 12g-4, 12h-3 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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